Exhibit 99.1

The following supplemental information is filed pursuant to Regulation FD in conjunction with Independent Bank Corp.’s July 10, 2003 press release announcing second quarter ending June 30, 2003 earnings and July 14, 2003 earnings conference call.

-	Loan growth was 6.4% for the first six months of 2003 and expected total loan growth for the full year of 2003 is 10%.

-	Non interest income is expected to be approximately $6.7 million for the third and fourth quarter of 2003.

-	Non interest expense was $18.1 million for the second quarter ending June 30, 2003 and is expected to remain relatively consistent for the remaining two quarters of 2003.

-	Net interest margin is expected to contract 0.10% for each quarter remaining in 2003.

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The projection of a .10% net interest margin contraction, however, excludes an additional .20% impact due to the reclassification of minority interest into interest expense upon adoption of Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” on July 1, 2003. The reclassification of minority interest into interest expense will have no impact on earnings.

-	Loan loss provision will remain consistent with the second quarter ending June 30, 2003 level between $800,000 and $950,000.

-	The estimated provision for income tax will be approximately 32.5% for the remainder of the year ending 2003.

This supplemental information contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company.  Actual results may differ from those contemplated by these statements.  The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.